Exhibit 99.1

NEWS RELEASE

Contacts:

Cindy Resman	Jeff Warren
Public Relations	Investor Relations
+1-763-505-0291	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

MINNEAPOLIS –– February 21, 2014 –– On February 20, 2014, Medtronic, Inc. (NYSE: MDT) registered an offering of $250 million principal amount of its 0.875% Senior Notes due 2017, $250 million principal amount of its floating rate Senior Notes due 2017, $850 million principal amount of its 3.625% Senior Notes due 2024, and $650 million principal amount of its 4.625% Senior Notes due 2044 (collectively, the “Notes”). The closing of the offering is expected to occur on February 27, 2014, subject to satisfaction of customary closing conditions. Medtronic intends to use the net proceeds for working capital and general corporate purposes, which may include repayment of its indebtedness.

The Notes will be unsecured obligations of Medtronic and will rank equally with all of Medtronic’s existing and future unsubordinated unsecured debt and senior to all of Medtronic’s subordinated debt.

This press release is not an offer to sell or a solicitation of an offer to buy nor shall there be any sale of such Notes in any jurisdiction in which such offer, solicitation or sale would not be permitted. The offering of these securities is being made only by means of a base prospectus dated March 6, 2012, which is part of a registration statement that

Medtronic filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, as supplemented by a prospectus supplement dated February 20, 2014 (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Medtronic, Inc. at 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432, Attn: Investor Relations Department, (763) 505-2692. The Prospectus is also available to the public through the Internet at the SEC’s website at http://www.sec.gov.

ABOUT MEDTRONIC

Medtronic, Inc., headquartered in Minneapolis, is the global leader in medical technology –– alleviating pain, restoring health and extending life for millions of people around the world.

This press release contains forward-looking statements regarding the expected closing date of our offering of the Notes, our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the Notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risks and uncertainties described in Medtronic’s filings with the SEC. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.

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